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                                                                    Exhibit 10.9


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT, executed this _______ day of ______________, 1999 but effective as of December 28, 1998, by and among Horizon Bank, N.A. a national banking association ("Bank"), IMS Investment Management, N.A. ("IMS") and Lawrence J. Mazur ("Executive");

                              W I T N E S S E T H:

         WHEREAS, on the date hereof the Bank's parent company, Horizon Bancorp ("Horizon") acquired substantially all of the assets and certain liabilities of Financial Planning and Management Corp.("FPMC"), an Indiana corporation; and

         WHEREAS, the Executive is the sole shareholder and President of FPMC;
and

         WHEREAS, the Bank desires, due to the Executive's knowledge and experience, to retain by contract the Executive to serve as President of IMS, the Bank's national trust bank subsidiary and as a Trust Officer of the Bank; and

         WHEREAS, the Executive is willing to serve in the employ of the Bank and IMS in such and other capacities;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. EMPLOYMENT. The Bank and IMS hereby employ the Executive to render full-time services to IMS as President and to serve as a Trust Officer of the Bank for the period commencing on the effective date of this Agreement and extending through the Term specified in Section 2 until such full-time services are terminated as hereinafter provided. The Executive hereby accepts and agrees to such employment.

         2. TERM. Subject to the provisions for termination of this Agreement contained in Section 8, the term of this Agreement shall be for a period of five
(5) years from the effective date hereof ("Term").

         3. DUTIES.

         (a) During the period of his employment hereunder, the Executive agrees to diligently perform such executive duties and administrative functions which are appropriate to the office of President as, from time to time, shall be assigned to him by the Chairman or Vice Chairman or Board of Directors of IMS or by the Board of Directors of the Bank (collectively referred to herein as the "Board") or its designees and he further agrees to give his full business time and attention to, and his best efforts to promote, the business and affairs of the Bank and IMS. The Executive further agrees to hold the office of President and such other offices of the Bank or


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IMS to which he may be elected or appointed and to perform and discharge the duties thereof faithfully and to the best of his ability.

         (b) The Executive, subject to the direction and control of the Board, shall have all power and authority commensurate with his executive status and necessary to perform his duties hereunder. The Bank shall provide the Executive with such assistance and working accommodations as are suitable to the character of his positions with the Bank and IMS and as are adequate for the performance of his duties.

         4. COMPENSATION.

         (a) During the period of his employment hereunder, the Executive's basic annual salary as President shall be One Hundred Thirty Thousand Dollars ($130,000.00). Such salary shall be payable in cash on the same schedule as all other salaried employees.

          Such salary payments shall be subject to the withholding of applicable income and employment taxes and other appropriate and customary amounts. Upon any change in the Executive's salary, a written addendum to this Employment Agreement shall be executed by the Executive and the appropriate officer or officers of the Bank.

         (b) In addition to his basic annual salary as President, the Executive shall be entitled to receive a cash bonus payable semi-annually as described in Schedule A hereto commencing in 2000, unless this Agreement is terminated as provided for herein, and subject to the terms and conditions set forth in Schedule A.

         (c) In addition to the salary and bonus compensation described above, Executive shall also receive a one-time signing bonus effective upon execution of this Agreement. Such bonus shall be paid to the Executive in the form of forgiveness of indebtedness and shall be in an amount equal to the principal and interest owed by the Executive to the Bank on a loan made by the Bank to the Executive in the original principal amount of $100,000 dated as of December 28, 1998.

         5. EMPLOYEE BENEFITS. During the Term of his employment hereunder, the following shall apply with respect to the Executive's coverage by and participation under employee benefit plans and programs sponsored or otherwise made available by the Bank:

     (a) Subject to the more specific provisions of subsection (c) below, the Executive shall be entitled to participate in any retirement, deferred compensation, life, accident, health, hospitalization and any other employee benefit plan or program, excluding bonus programs, that is generally available to the employees of Horizon or the Bank, if and to the extent the Executive is eligible to participate thereunder in accordance with the provisions thereof. Nothing herein shall be construed to require the Bank to institute any particular benefit plan or program or to prevent the Bank or Horizon from modifying or terminating any plan or program it may determine to adopt from time to time. Further, the Executive shall be treated as a new employee for purposes of eligibility and vesting under any employee benefit plan or program that is available to the executive officers of the Bank. Years of service as an employee of FPMC shall



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not be credited to the Executive for purposes of eligibility and vesting under any employee benefit plan or program that is generally available to the employees of the Bank.

         (b) During the Term, Executive shall be entitled to four (4) weeks per calendar year of paid vacation, which shall be utilized at such times when his absence will not materially impair the Bank's normal business functions. Any unused vacation time in any calendar year shall lapse, and Executive shall not be entitled to any additional compensation for any such unused and lapsed vacation time. In addition to the vacation described above, Executive also shall be entitled to all paid holidays customarily given by the Bank to its officers.

         (c) The Executive shall be entitled to participate in the following employee benefit plans, subject to the terms and conditions of the specific plan documents or agreements provided with respect to each plan:

             (i) Supplemental Executive Retirement Program ("SERP"). Executive shall be eligible for participation in such program, with an effective date of January 1, 1999, provided that Executive executes the Bank's standard SERP Agreement. Vesting under the SERP Program will be accelerated upon a Change in Control (as hereinafter defined).

             (ii) Stock Options. The Executive shall be granted options under Horizon's Stock Option and Stock Appreciation Rights program for 6000 shares of Horizon Stock, in accordance with Horizon's standard agreement governing the program. The grant hereunder will only be effective if this Employment Agreement is executed, notwithstanding that actual employment may have commenced prior to such date. Vesting of stock options granted under the program will be accelerated upon a Change in Control.

             (iii) 401(k) Retirement Plan. The Executive shall be entitled to participate in Horizon's 401(k) Plan in accordance with the terms and conditions of the plan documents. Until the Executive is eligible for actual enrollment under the Plan, the Executive shall receive an equivalent benefit under the SERP for the amount the Executive would have received for the period from January 1, 1999 to the enrollment date.

             (iv) Employer Stock Ownership Plan ("ESOP"). The Executive shall be entitled to participate in Horizon's ESOP in accordance with the terms and conditions of the plan documents. Until the Executive is eligible for actual enrollment under the ESOP, the Executive shall receive an equivalent benefit under the SERP for the amount the Executive would have received for the period from January 1, 1999 to the enrollment date.

         6. REIMBURSEMENT OF EXPENSES AND CONTINUING EDUCATION. The Bank shall pay to the Executive, or to the extent paid in the first instance by the Executive, shall reimburse the Executive


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for, travel, entertainment and similar expenses he incurs in connection with the performance of his duties hereunder in accordance with the Bank's policies governing such activities, as such policies may be amended or modified from time to time. Further, the Bank shall pay or reimburse Executive for the cost of up to 40 hours of continuing professional education courses per year, provided that such costs are reasonable and the courses are approved in advance by the Bank.

         7. INSURANCE. The Bank shall have the right to maintain one (1) or more insurance policies against the life of the Executive in such face amounts as the Board considers appropriate, and to name itself as beneficiary under such policies.

         8. TERMINATION.

         (a) At any time during the term of this Agreement, the Board shall have the right to terminate the Executive's employment hereunder, provided that the Board, or its designee, has followed the Bank's policies regarding review of employee performance, due to the failure of the Executive to perform satisfactorily any of the duties assigned to him by the Board, upon sixty (60) days' prior written notice to the Executive and the Executive shall have the right to terminate his employment hereunder at any time and for any reason, upon sixty (60) days' prior written notice to the Bank.

         (b) This Agreement shall also terminate on the death of the Executive.

         (c) The Bank shall have the right to terminate the Executive's employment hereunder for cause upon thirty (30) days' prior written notice. For purposes of this Agreement, the Executive may be terminated "for cause" if his employment is terminated by the Bank as a result of any of the following:

             (i) An action by the Executive which involves fraud, willful misfeasance or gross negligence in connection with the performance of his duties hereunder;

             (ii) The requirement or direction of a federal or state regulatory agency which has jurisdiction over the Bank to terminate the employment of the Executive;

             (iii) Conviction of the Executive due to the commission of any criminal offense which involves dishonesty or breach of trust; or

             (iv) Any breach by the Executive of a material term, condition or covenant hereunder or any other agreement between the Executive and the Bank and IMS, including, but not limited to that certain Purchase and Sale Agreement dated of even date herewith.

         (d) The Executive may also be terminated upon sixty (60) days prior written notice in the event of a Change in Control (as defined herein) subject to Section 9.c. hereof. For purposes of this Agreement, "Change in Control" of the Bank or IMS shall mean (i) a change in


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control of Horizon, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Act of 1934, or (ii) a transfer of more than fifty percent (50%) of the stock of IMS.

         (e) Any termination of the Executive's employment by the Bank or by the Executive shall be communicated by written Notice of Termination to the non-terminating party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (f) As used herein, "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination; provided that, if within thirty (30) days after any Notice of Termination is given, the parties who receive such Notice of Termination notify the other parties that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

         9. COMPENSATION UPON TERMINATION.

         (a) In the event that the Bank terminates the employment of the Executive pursuant to Section 8(a), the Executive shall continue for a period of two (2) years after the Date of Termination to receive his full compensation, as provided in Section 4(a), at a rate equal to the Executive's basic compensation received by the Executive for the twelve (12) months prior to the Date of Termination. Such payments shall be made by the Bank at the same intervals as his basic annual compensation and shall continue for such 2-year period, together with all other unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement, provided, however, that the Bank's obligations to make payments hereunder shall be reduced by the amount the Executive receives in compensation and cash benefits from any other employer or any person to or for whom Executive is providing services as a consultant or independent contractor, excluding however, compensation received by the Executive from the independent practice of law.

         (b) If the Executive terminates his employment pursuant to Section 8(a) or the Bank terminates the Executive's employment for cause, the Bank shall pay the Executive his (i) basic annual salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; and (ii) all other unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement.

         (c) If the Executive is terminated due to a Change in Control, the Executive shall continue for a period of three (3) years after the Date of Termination to receive his full compensation as provided in Section 4(a) at a rate equal to the Executive's basic compensation received for the twelve (12) months prior to the Date of Termination.


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         (d) All payments due under this Section 9 shall survive the Executive's death and shall be payable thereafter to the Executive's spouse or his estate, as the case may be, in accordance with this Agreement, provided that the Bank reserves the right, in its sole discretion, to make such payments in one lump sum discounted to present value, rather than in periodic payments as required above.

         10. NON-SOLICITATION COVENANTS OF EXECUTIVE. For purposes of this
Section 10, the term "Employer" includes the Bank and any direct or indirect parent or subsidiary thereof.

         (a) If this Agreement is terminated by the Executive pursuant to
Section 8(a) or is terminated by the Employer for cause, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person, corporation or other business entity, for a period of one (1) year from the Date of Termination, solicit business (for products or services similar to those under active development, or provided by, the Bank prior to the termination of the Executive's employment hereunder) from any person, firm, company or other business entity that is doing business with, is a customer or account of, or that has been solicited within six (6) months prior to the Date of Termination of the Executive's employment hereunder by or is within a fifty (50) mile radius of the city limits of Michigan City, Indiana.

         (b) Except as shall be required in the course of his employment hereunder, during the term of the Executive's employment hereunder and thereafter, the Executive shall keep secret and shall not, directly or indirectly, without the prior written consent of the Employer:

             (i) Divulge or communicate to any third person or entity, or use for the benefit of the Executive or any third person or entity, any trade secrets, or any trade knowledge, formulae, processes, programs, methods or other information relating to the operation of the business of the Employer or which were originated in connection therewith and any and all privileged, proprietary or confidential information relating to the business, planning or research activities of the Employer or any of its clients, customers, consultants or licensees; or

             (ii) Retain for the benefit of the Executive or any third person or entity any document or paper used or owned by the Employer which comes into the Executive's possession in the course of her employment with the Employer, or make or cause to be made any copy, abstract or summary thereof.

         (c) Because the services to the Employer of the Executive are unique and extraordinary and the Employer does not have an adequate remedy at law to protect its business from the Executive's competition or its interests in its trade secrets, privileged, proprietary and confidential information and similar commercial assets, the Employer shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of this Section 10, be available to the Employer. In the event of such a breach, in addition to any other remedies, the Employer shall be entitled to receive from the Executive payment of, or reimbursement for, the Employer's reasonable attorneys' fees and disbursements


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incurred in enforcing any such provision. In the event of a breach of this
Agreement by the Employer, in addition to any other remedies, the Executive shall be entitled to recover from the Employer payment of or reimbursement for, the Executive's reasonable attorneys' fees and disbursements incurred in enforcing the Agreement if the Executive is successful on the merits of any action for enforcement.

         (d) If the Employee does not comply with the provisions of this Section 10, the one (1) year period of non-solicitation provided herein shall be tolled and deemed not to run during any period(s) of non-compliance, the intention of the parties being to provide for one (1) full year of non-solicitation by the Employee after the termination or expiration of this Agreement.

         (e) The provisions of this Section 10 shall survive any termination of this Agreement.

         11. NOTICES. All communications, notices and elections pursuant to Sections 9 and 10, and all other notices, requests, consents or demands given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or mailed by prepaid registered or certified mail addressed to the party for whom intended as follows, or to such other address as may be furnished by such party in the manner provided herein:

         If to the Executive:       Lawrence J. Mazur
                                    326 Oak Drive
                                    LaPorte, Indiana 46350

         If to the Bank:   Horizon Bank, N.A.
                                    515 Franklin Square
                                    Michigan City, Indiana 46360
                                    Attention:  President

         12. GOVERNING LAW. This Agreement has been executed and delivered in the State of Indiana and shall be construed in accordance with and governed by the laws of the State of Indiana, without giving effect to any conflicts of laws rules.

         13. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter, and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

         14. CONSTRUCTION. Headings contained in this Agreement are for convenience of reference only and shall not be used in the interpretation of this Agreement. References herein to Sections are to the sections of this Agreement. As used herein, the singular includes the plural and the masculine, feminine and neuter gender each includes the others where the context so indicates.


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         15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, enforceable against, and inure to the benefit of, the parties hereto and their respective heirs, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. The rights, duties and obligations of the Executive hereunder may not be assigned. This Agreement may not be assigned by the Bank or IMS without the prior written consent of the Executive, which consent shall not be unreasonably withheld.

         16. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited or payment reduced, but only to the extent necessary to render such provision and this Agreement enforceable.

         17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above, but effective as of ____________________, 1999.


                                    EXECUTIVE

                                    --------------------------------------
                                    Lawrence J. Mazur

ATTEST:  (SEAL)                     HORIZON BANK, N.A.

By:                                 By:
   ------------------------------      -----------------------------------
Printed:                            Printed:  Craig M. Dwight
        -------------------------
Title:                              Title: President and Chief Executive Officer
      ---------------------------


ATTEST:  (SEAL)                     IMS INVESTMENT MANAGEMENT, N.A.

                                    By:
BY:
   ------------------------------
Printed:                            Printed:  Robert C. Dabagia
        -------------------------
Title:                              Title:  Chairman
       --------------------------



                                   SCHEDULE A
                                       TO
                              EMPLOYMENT AGREEMENT
                            BETWEEN HORIZON BANK, IMS
                              AND LAWRENCE J. MAZUR

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                           DATED _______________, 1999


                                  Section 4(b)


         BONUS COMPENSATION.
         ------------------

         Within ____ (___) days following each June 30 and December 31, commencing June 30, 2000, the Bank shall pay to the Executive a lump sum cash bonus equal to:

                  25% of the net annual growth in gross fee income for IMS calculated semiannually with the amount of growth in fee income to be calculated from a base of IMS' total fee income at December 31, 1999. The amount of growth in fee income will not take into account any fees earned or other revenues generated from any assets originally delivered to IMS from the Executive or the Corporation (as defined below) and in no event will the Executive receive a bonus based upon those assets or any revenue, now or hereafter, generated therefrom. The Executive shall not be eligible for any other bonus program offered to Employees by the Bank or IMS.

         ADJUSTMENTS TO BONUS AND OTHER COMPENSATION

         The Executive has entered into a Purchase and Sale Agreement and Plan of Reorganization (the "Purchase Agreement") whereby the Executive has sold to Horizon all of the assets of Financial Planning and Management Corporation (the "Corporation"). As part of such Agreement, the Executive has guaranteed that the assets of the Corporation sold to Horizon shall produce gross revenue to IMS not less than $150,000 per annum from the date of purchase, for a period of five (5) years. In the event that such amount is not generated in any year, the bonus to be paid to Executive under this Agreement shall be reduced by the amount of such deficiency. To the extent bonus income for such year is insufficient to cover any shortfall, the Executive further agrees that such deficiency may carry forward to reduce future bonuses, or at the Bank's discretion, annual base salary under Section 4(a) may be reduced or, where permitted by applicable law, other benefits or distributions may be reduced.


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